Exhibit 10.177

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

AMENDMENT TO NOTICE OF ELECTION REGARDING

PAYMENT OF DIRECTOR’S FEES EARNED AND

DEFERRED THROUGH DECEMBER 31, 2007

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Attention: Brian K. Franklin

Dear Mr. Franklin:

Reference is made to that certain Notice of Election Regarding Payment of Director’s Fees dated December 2, 2005 (the “Notice of Election”). I am completing this Amendment in order to amend the Notice of Election pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, and IRS Notice 2006-79. This Amendment will apply to all Deferred Fees (as defined in the Notice of Election) earned and deferred through December 31, 2007.

The Notice of Election is hereby amended by deleting the section in the Notice of Election entitled “Payment of Deferred Fees” and replacing it with the following:

Election for Timing of Payment of Deferred Fees

X

I hereby elect to have all Deferred Fees paid to me upon the earlier of the 90th day following separation from service from the Board of Directors of DTAG or March 15 of the year following the year in which my separation of service occurs.

OR

3.1.08

I hereby elect to have all Deferred Fees paid to me on the date I have written to the left. The date written to the left must be a date on or before September 30 of any calendar year, but DTAG, in its discretion, may delay the payment to the Director of the Deferred Fees so long as the payment is made on or before December 31 of such calendar year.

If you inserted a specific date above, the percentage amount of Deferred Fees you want paid on such date shall be: ________%. This amount can be 100% or a lesser percentage, and if a lesser percentage, the remaining Deferred Fees shall be paid to you upon separation from service from the DTAG Board of Directors.

In either of the selections above, the Deferred Fees shall be valued for income tax reporting purposes based on the closing stock price of DTAG’s common stock on the date of payment.

Election for Method of Payment of Deferred Fees

X	I hereby elect to have the Deferred Fees paid to me in a lump sum.

OR

I hereby elect to have the Deferred Fees paid to me in installments over a period of _____ years (up to 10)

Frequency of installments: (select one)

Annually	☐
Quarterly	☐

However, if an unpaid balance exists at the time of my death, such balance shall be paid in one lump sum to my designated beneficiary(ies) (as set forth on my existing Beneficiary Designation form) on or about the 15th day of the calendar month immediately following the month in which DTAG is advised of my death.

Except as specifically amended hereby, the Notice of Election shall continue in full force and effect.

Very truly yours,

/s/Thomas P. Capo

Thomas P. Capo

Date: December 31, 2007